Exhibit 99.1

Amalgamated Technologies, Inc. Enters Into Letter of Intent For Merger with ProLink Solutions, LLC

NEW YORK--(BUSINESS WIRE)--October 28, 2005--Amalgamated Technologies, Inc. ("AGMN") (OTCBB:AGMN.OB) announced today that it has executed a letter of intent which sets forth the preliminary terms and conditions of a proposed merger transaction between AGMN and ProLink Solutions, LLC ("ProLink"). In connection with the merger, the members of ProLink will exchange their membership interests in ProLink for capital stock of AGMN. The closing of the merger will result in a change of control whereby the members of ProLink will own greater than a majority of the issued and outstanding shares of AGMN on a fully-diluted basis.

The closing of the transaction is subject to certain conditions, including approval of the boards of directors of the parties, approval of the members of ProLink, execution of a definitive merger agreement and the completion of due diligence. There can be no assurance that the merger will be consummated or, if consummated, that it will be consummated on the terms set forth in the letter of intent.

About ProLink

Based in Tempe, Arizona, ProLink is the world's largest provider of GPS services to golf courses.

ProLink's technology and marketing richness is at more than 700 resort, private and public courses worldwide, more than triple the installations of all its competitors combined. World-famous course partners of ProLink include Valderrama Golf Club in San Roque, Spain, Dai-Takarazuka in Osaka, Japan and Kapalua Resort in Maui, Hawaii.

The world's largest golf-course management companies, including Pacific Golf Management, Meadowbrook, Kemper Sports, Evergreen Alliance Group and Billy Casper Golf feature ProLink, and the golf-industry trend shows a reported 20 courses are adding GPS to their golf-cart fleets weekly.

ProLink's GPS system boasts a high-resolution, color display unit neatly affixed to each golf cart. The easy-to-read screen displays pinpoint-accurate distances to the hole, as well as vibrant and easy-to-understand graphics of fairways, greens, hazards and other on-course geographical features. Better navigating the course and taking guesswork out of the game aids golfers' shot selections and, in turn, speeds pace of play. Other features include ordering food and beverages at the touch of a button on the ninth and 18th tees, as well as personal scoring and tournament leaderboards.

In addition to improving the overall experience for golfers, the ProLink GPS system benefits food-and-beverage sales; green and cart fees; optimal tee-sheet yield; marketing a competitive advantage to secure more golf rounds from new and repeat players; and innovative and unobtrusive on-screen advertising for local businesses and course merchandise, tournaments and memberships.
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Courses engaging with ProLink and its distributors substantially lower expenses by not having to hire additional on-course staff or develop costly, cumbersome yardage books. Courses also add up to four rounds per day from pace-of-play improvements, and can control messages from a central computer from which clubhouse staff can issue golfers "speed-up-play" and inclement-weather notices. ProLink GPS systems also allow for quicker reaction to on-course medical emergencies.

For more information about ProLink, visit www.goprolink.com, call 480.753.2337 or email info@goprolink.com.

More information about factors that potentially could affect AGMN's financial results is included in AGMN's filings with the Securities and Exchange Commission.

CONTACT:

Amalgamated Technologies, Inc.
Robert Ellin  310-601-2505

Or ProLink Solutions, LLC
Larry Bain 480-753-2337

Safe Harbor
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements, which include, but are not limited to, the successful completion of the proposed merger and the benefits expected to be derived therefrom, are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.